Exhibit 99.3

Trumano International Inc.

Special Power of Attorney

Dated

This 15th day of January 2021

We, Trumano International Inc., a company incorporated in British Virgin Islands under the registration no.308632 and pursuant to the Laws of the British Virgin Islands, with registered office at Tortola Pier Park, Building 1, Tortola, British Virgin Island (hereinafter called the “Company”), in accordance with a resolution of the board of directors of the company dated the 15th day of July 2020, do hereby constitute and appoint:

Mr. Idan Moskovich

Holder of passport number [Redacted]

As our Attorney-in-Fact (henceforth “the Attorney”) with power and/or authorisation to do and/or to cause to be done in the name and on behalf of the Company as follows:-

1.	To execute, acknowledge and deliver on behalf of the Company any and all contracts, including deeds of trust, purchase-agreements, options to purchase, options to sell, partnership agreements, joint venture agreements, deeds, leases, assignments of mortgages, extensions of mortgage, subordination agreements and any other instruments or agreements of any kind or nature whatsoever, upon such terms and conditions and for such consideration as such attorneys shall deem necessary or advantageous for the Company.

2.	To sell, exchange, give options upon, partition, convey or otherwise dispose of, with or without covenants or warranty of title, any property which the Company may own or in which the Company may have any interest, at public or private sale or otherwise, for cash or other consideration or on credit, and upon such terms and conditions and for such consideration as such attorney shall think advisable.

3.	To lease any real estate or personal property which the Company may own or in which the Company may have an interest in any part of the world, on such terms as such attorney shall think appropriate and to take any decision on behalf of the Company in relation to the purchase and sale of any land.

4.	To ask, demand, sue for, recover and receive all manner of goods, debts, rents, interest, sums of money, and demands whatsoever, due or hereafter to become due and owing or belonging to the Company and to make, give and execute acquaintances, receipts, releases, satisfactions or other discharges for the same, whether under seal or otherwise.

5.	To take all steps and remedies necessary and proper for the conduct and management of business affairs of the Company and for the recovery, receiving, obtaining and holding possession of any lands, tenements, rents or real estate, goods and chattels, debts, interest, demands, duties, sum or sums of money or any other things whatsoever, located anywhere, that is, are, or shall be owing, belonging to or payable to the Company.

6.	To open bank accounts in the name of the Company with any bank in any part of the world and to execute any bank resolutions which may be required for that purpose and to appoint one or more signatories to that account.

7.	To borrow money, sign and deliver in the name of the Company such instalments, and upon such other terms and conditions as such attorney shall deem appropriate.

8.	To mortgage, pledge or otherwise encumber any real or personal property in any part of the world which the Company may own or in which the Company may have an interest, to secure loans made to the Company or to third persons.

9.	To represent the company in courts of law arbitration courts as well as at any other governmental bodies with any kind of securities and to perform in this regard any procedural acts including but not limited to submitting claims changing subjects and amount of claims making moves obtaining any documents presenting orders to execution and to perform any other actions which may be required under the circumstances.

This Power of Attorney, and all powers, authority and discretion contained herein, shall expire in 3 months (3) of the date of execution of this Power of Attorney, unless renewed and extended or revoked by the authorised designated person of the Company.

IN WITNESS WHEREOF THIS POWER OF ATTORNEY has been duly executed in Tortola, BVI, by ARCENIO ABDIEL BARRIOS SOLIS Director of Trumano International Inc., this 15th day of January 2021

Signed as a deed by ARCENIO ABDIEL BARRIOS SOLIS Director of Trumano International Inc.	/s/ Arcenio Abdiel Barrios Solis

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